     NEWS RELEASE

FOR IMMEDIATE RELEASE:	Contacts: (336) 664-1233 Dean Priddy Vice President of Administration and CFO Doug DeLieto Vice President of Investor Relations

RF MICRO DEVICES PROVIDES UPDATED GUIDANCE FOR JUNE QUARTER

     GREENSBORO, NC – July 7, 2005 –RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today provided updated guidance for its fiscal 2006 first quarter ended June 30, 2005.

     RF Micro Devices experienced stronger than expected order activity in the June quarter for its power amplifiers, POLARISTM TOTAL RADIOTM transceiver chipsets and Bluetooth® products and believes its wireless end-markets are continuing to show strong growth rates.

     The Company currently anticipates June quarterly revenue will be approximately $159.3 million on a GAAP basis, which includes a cash charge of $5.0 million incurred during the last week of the June quarter that will be accounted for as a reduction in revenue in accordance with Financial Accounting Standards Board Emerging Issues Task Force Bulletin 01-9. Without the charge, the Company’s June quarterly revenue is expected to have been approximately $164.3 million. The charge is related to the Company’s POLARIS Radio Module at a top-tier customer for one handset model and does not impact shipments of POLARIS 2 EDGE chipsets, which continue to ramp as expected. To date, RFMD has shipped more than seven million POLARIS chipsets.

     On its April 26, 2005 quarterly conference call, RF Micro Devices forecasted June 2005 quarterly revenue in the mid-$150 million range.

     The Company currently continues to expect its gross profit margin will improve sequentially in the June quarter, even after giving effect to this charge.

     The Company will formally announce its June 2005 quarterly results in more detail and provide September 2005 quarterly guidance on July 26, 2005 at 4:00 p.m. Eastern Time, with an accompanying conference call at 5:00 p.m. Eastern Time. The July 26, 2005 conference call will be broadcast live over the Internet at www.rfmd.com (under Investor Info) and will also be available by dialing (303) 262-2052. A replay of the July 26, 2005 conference call will be available by dialing (303) 590-3000 and entering pass code 11034439.

     RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones. The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers. The Company’s products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS). The Company derives revenue from the sale of standard and custom-designed products. The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth® products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company’s goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

     This press release contains forward-looking statements that relate to RF Micro Devices’ plans, objectives, estimates and goals. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes” and “estimates,” and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices’ business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices’ most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

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RF MICRO DEVICES®, RFMD® and POLARISTM TOTAL RADIOTM are trademarks of RFMD, LLC.
BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.